                          INDEPENDENT AUDITORS' CONSENT

We consent to the use, in the Registration Statement of RRUN Ventures Network,
Inc. on Form S-8 relating to the registration of common shares to be issued to
Gregory Bartko pursuant to a consulting agreement entered into with RRUN
Ventures Network, Inc., of our Auditors' Report, dated March 28, 2002, on the consolidated balance sheets of RRUN Ventures Network, Inc. as at December 31,
2001 and 2000, and the related consolidated statements of operations and deficit accumulated during the development stage, cash flows, and stockholders' equity for the year ended December 31, 2001, and for the period from inception, October
12, 2000, to December 31, 2001.

Vancouver, Canada                                            "Morgan & Company"

November 22, 2002                                          Chartered Accountants